Exhibit 10.13.3

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this "Amendment") is made this 3rd day of October, 2013 by and between FR National Life, LLC, a Delaware limited liability company ("Landlord"), and Build-A-Bear Retail Management, Inc., a Delaware corporation ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Industrial Building Lease dated as of August 28, 2004 (the "Initial Lease"), amended by the First Amendment to Lease dated as of October 31, 2006 (the "First Amendment"), as further amended by the Second Amendment to Lease dated as of December 31, 2006 the ("Second Amendment"), as further amended by that certain Third Amendment to Lease dated as of November 21, 2007 (the "Third Amendment"), and as further amended by that certain Fourth Amendment to Lease dated as of December 29, 2011 (the "Fourth Amendment"), together with the Initial Lease, the First Amendment, the Second Amendment and the Third Amendment, the ("Original Lease"), for certain space commonly known as Suite 1960 and Suites 1938 – 1954, Innerbelt Business Center Drive, St Louis, Missouri 63144 (the "Building.") containing approximately 59,413 rentable square feet, as more particularly described in the Original Lease; and

WHEREAS, Landlord and Tenant desire to further amend and modify the Original Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, Landlord and Tenant agree as follows:

1.           Recitals; Defined Terms, The foregoing recitals are hereby incorporated into the body of this Amendment as if such recitals were more specifically herein set forth. Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to such terms in the Original Lease. The Original Lease, as modified by this Amendment, is referred to as the "Lease".

2.           Extension Term. As of Sanitary 1, 2014 (the "Extension Term Commencement Date"), the Term shall be extended for an additional period of sixty (60) full calendar months (the "Extension Term"), so that the expiration date of the Lease shall thereby be December 31, 2018 (the "Expiration Date"). Notwithstanding anything to the contrary in the Lease, Tenant shall no further rights to extend the Term of the Lease.

3.          Base Rent From and after the Extension Term Commencement Date through the Expiration Date, the Base Rent in the amounts set forth below shall be payable. to Landlord in accordance with the provisions of the Lease,

Period	Monthly Base. Rent

1/1/14 – 12/31/18*	$37,776.77

* Solely during the Free Rent Period (as hereinafter defined), Base Rent shall be conditionally abated in the amount of $20,447.98 per month so that Tenant shall pay $17,328.79 to Landlord per month for the periods of time: (i) commencing on January 1, 2014 and ending on March 31, 2014; (ii) commencing on January 1, 2015 and ending on February 28, 2015; (iii) commencing on January 1, 2016 and ending on February 29, 2016; (iv) commencing on January 1, 2017 and ending on February 28, 2017; and (v) commencing on January 1, 2018 and ending on February 28, 2018 (collectively, such eleven-month period, the ("Free Rent Period"). Notwithstanding such abatement of Base Rent during the Free Rent Period, all Additional Rent and all other amounts or charges due under the Lease shall be payable during the Free Rent Period (and throughout the remainder of the Extension Term) in accordance with the provisions of the Lease. The abatement of Base Rent during the Free Rent Period provided for in this Section 3 is conditioned upon Tenant's full and timely performance of all of its obligations under the Lease. If at any time during the Term, Tenant defaults or breaches any of its obligations under the Lease, then the abatement of Base Rent provided for in this provision shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Base Rent herein abated.

4.           Additional Rent. For calendar year 2013, Landlord estimates that (i) Real Estate Taxes shall be $113,478.83; (ii) insurance shall be $8,317.82; and (iii) Operating Expenses shall be $71,889.73. The estimates set forth in this Section 4 are estimates only, and are not intended to be relied upon for purposes of determining the final Real Estate Taxes, insurance or Operating Expenses.

5.          Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an "AS-IS," "WHEREAS" basis, except as is otherwise expressly and specifically described on Exhibit A attached hereto and incorporated herein by this reference ("Landlord's Work"). Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use.

6.           Tenant Allowance. Provided that Tenant is not in default, Landlord shall provide Tenant with a tenant improvement allowance in the amount of up to Thirty Thousand and No/l00 Dollars ($30,000.00) (the "Tenant Allowance") to be applied towards all actual costs and expenses incurred by Tenant to convert any thermostats in the Premises to digital thermostats, if not already converted (collectively, "Tenant Improvements"). All Tenant Improvements performed by Tenant shall be performed in accordance with the terms of the Lease, including without limitation, Section 11 of the Initial Lease. Landlord shall disburse portions of the Tenant Allowance (or any portion thereof) to Tenant, within thirty (30) days following Landlord's receipt of (1) true and complete copies of invokes (collectively, "Invoices") evidencing the actual costs and expenses incurred by Tenant to perform the Tenant Improvements and (ii) executed, unconditional lien waivers for the Tenant improvements that are attributable to such Invoices (collectively, "Payment Submittals"). In no event shall Landlord be required to distribute any portion of the Tenant Allowance at any time during which a default by Tenant has occurred under the Lease. Moreover, in no event shall Landlord be required to distribute funds pursuant to a Payment Submittal, to the extent such amount, in the aggregate, exceeds the amount of the remaining Tenant Allowance. The cost of any Tenant improvements which exceed the Tenant Allowance shall be paid for solely by Tenant. To the extent that any portion of the Tenant Allowance has not been applied as of December 31, 2014 (the "Tenant Improvements Deadline"), exclusive of any Payment Submittals submitted to Landlord prior to the Tenant Improvements Deadline, Tenant shall forfeit, and shall not be entitled to receive, any remaining portion of the Tenant Allowance.

7.           Downsizing Option. Tenant shall have the right to terminate the Lease subject to the terms and limitations of Addendum A attached hereto.

8.          Termination Option. Provided that Tenant has not exercised its Downsizing Option, Tenant shall have the right to terminate the Lease subject to the terms and limitations of Addendum B, attached hereto. If Tenant exercised the Downsizing Option, Tenant shall no longer have the right to terminate the Lease pursuant to Addendum B, and this Section 8 and Addendum B shall be null and void and of no further force and effect.

9.           Joint and Several Liability. If two or more individuals, corporations, partnerships, or other business associations (or any combination of two or more thereof) shall sign this Amendment as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several. If Tenant named in this Amendment shall be a partnership or other business association, the members of which are, by virtue of statute or general law, subject to personal liability, the liability of each such member shall be joint and several.

10.         Absence of Option. The submission of this Amendment for examination does not constitute a reservation of or option for the Premises, and this Amendment shall become effective only upon execution and delivery thereof by Landlord.

11.         Brokerage Commission. Both Landlord and Tenant warrant that there are no claims for broker's commissions or finder's fees in connection with its execution of this Amendment, and Tenant agrees to indemnify and save Landlord, its affiliates, successors, and assigns harmless from any liability that may arise from any such claim, including reasonable attorneys' fees. The foregoing indemnification shall survive the termination or expiration of the Lease.

12.         Ratification. Except as modified by this Amendment, the Lease shall remain otherwise unmodified and in full force and effect and the parties ratify and confirm the terms of the lease as modified by this Amendment. The Lease (as amended hereby) contains the entire agreement between Landlord and Tenant as to the Premises, and there are no. other agreements, oral or written, between Landlord and Tenant relating to the Premises.

13.         Conflict. Except as amended hereby, the Lease shall be and remain in full force and effect. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

14.        Successors and Assigns. This Amendment and all of the covenants, terms and conditions hereof-shall inure to the benefit of and be binding upon, the respective heirs; executors, administrators, successors and assigns of Landlord and Tenant,

15.         Authority of Tenant. Tenant and the person(s) executing this Amendment on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is (are) duly authorized to execute this. Amendment; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Amendment; and the Lease (as amended hereby) is and shall be fully and completely binding upon Tenant.

16.         Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Missouri.

17.         Partial Invalidity. The provisions of this Amendment shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

18.         Counterparts; Facsimile. This Amendment may be executed in any number of identical counterparts, all of which, when taken together, shall constitute the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first above written.

LANDLORD:

FR National Life, LLC, a Delaware limited liability company

By: First Industrial, L.P., a Delaware limited partnership, its sole manager

By: First Industrial Realty Trust, Inc., a Maryland corporation, its general partner

By: /s/

Its: Executive Vice President
Date: 10/3/2013

TENANT:

Build-A-Bear Retail Management, Inc., a Delaware corporation

By: /s/ Tina Klocke

Its: Chief Operations and Financial Bear

Date: 9/27/13

Exhibit A

Landlord's Work

Landlord shall, at its sole cost and expense:

1,	Replace four (4) sets of metal steps at rear of the building, three single and one double set, each painted to match existing;

2.	Replace one (1) canvas awning above metal steps;

3.	Repair small holes in rear block wall;

4.	Spot tuck point at corner of rear block wall; and

5.	Inspect windows in Premises and caulk any that Landlord determines, in its reasonable discretion, would improve insulation.

Subject to force majeure and any delays caused by weather, Landlord shall use reasonable efforts to complete Landlord's Work on or prior to six (6) months following the Extension Term Commencement Date.

Addendum A

Downsizing Option

Notwithstanding anything to the contrary contained herein, Tenant shall have the option to downsize the Premises (the "Downsizing Option"), all in accordance with the following terms and conditions:

1.

Tenant Gives Notice. If Tenant desires to exercise the Downsizing Option, Tenant shall give Landlord irrevocable written notice ("Downsizing Notice") of Tenant's exercise of this Downsizing Option, which shall be delivered on or prior to December 31, 2016. Time is of the essence with respect to Landlord's receipt of the Termination Notice and all other deadlines in this Addendum A. The Downsizing Notice shall include which portion of the Premises Tenant would prefer to surrender to Landlord, either: (i) the portion of the Premises that is approximately 14,303 square feet and labeled as "west" on Addendum A-1, attached hereto (the "West Premises"); or (ii) the portion of the Premises that is approximately 13,771 square feet and labeled as "east" on Addendum A-1, attached hereto (the "East Premises"). Notwithstanding Tenant's preference for the West Premises or the East Premises, Landlord, in its sole discretion may elect whether Tenant shall be required to surrender the East Premises or the West Premises pursuant to this Addendum A. if Landlord elects a portion of the Premises other than the one chosen by Tenant, Landlord shall give Tenant irrevocable notice not later than one (1) month prior to the Downsize Date of such election. Following Landlord's receipt of the Downsizing Notice, Landlord shall notify Tenant of whether Tenant shall surrender the East Premises or the West Premises, which such premises selected by Landlord shall be the "Downsized Space".

2.

Downsize Date. If Tenant gives the Termination Notice and complies with all the provisions in this Addendum A, the Lease shall terminate at 11:59 p.m. on September 30, 2017 (the "Downsize Date"), the Premises shall be reduced by the Downsized Space, the Premises shall consist solely of the Premises as reduced by the Downsized Space and Tenant shall lease the Premises as downsized pursuant to the terms and conditions of the Lease.

3.

Downsized Fee Must Accompany Notice. In order for -such Downsizing Notice to be effective, it must be accompanied by the downsizing fee in the amount of (i) $44.303.54 10 the extent that the Premises is downsized by the West Premises; (ii) $42,655.67 to the extent that the Premises is downsized by the East: Premises:, which represents the amount of Base Rent abated pursuant to Section 4 of the Fifth Amendment, and which shall be payable only in cash or certified funds.

4.

Tenant's Obligation Survives Downsize; Without in any way limiting Tenant's obligations under the Lease with respect to the Premises as downsized, Tenant's obligations to pay Base Rent, Additional Rent, and any other costs or charges under the Lease, and to perform all other Lease obligations for the period up to and including the Downsize Date with respect to the Downsized. Space, shall survive the downsize of this Lease.

Addendum A-1

5.

Amendment. Not later than ten (10) business days prior to the .Downsize Date, Landlord and Tenant shall execute and enter into an amendment to this Lease, pursuant to which amendment Tenant shall lease the Premises, as reduced by the Downsized Space, on all of the terms, conditions and limitations set forth in this Lease, except that (i) the annual Base Rent for the Premises shall be the product of (x) $7.63 and (y) the number of rentable square feet comprising the Premises after the Downsize Date; (ii) Tenant's Proportionate Share shall be decreased to account for the reduction in square footage comprising the Premises; (iii) the definition of the Premises shall be amended to remove the Downsized Space. (v) Landlord shall demise the Premises from the Downsized Space and shall separately meter the electrical and gas meters; and (vi) Tenant shall be responsible for an alterations to the interior of the Premises in connection with the downsizing (subject to the terms and limitations of the Lease). Tenant acknowledges and agrees that Landlord shall not be liable to Tenant for any inconveniences Tenant may experience during the performance, construction or installation of the demising wall.

6.

Owner May Cancel and Void Downsize if Tenant in Default. Notwithstanding the foregoing, if at any time during the period On or after the date on which Tenant shall exercise its Downsizing Option up to and including the Downsize Date, Tenant shall be in default of the Lease, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant's exercise of the Downsizing Option and the Lease shall continue in -alit force and effect for the full Lease Term unaffected by Tenant's exercise of the Downsizing Option. If Landlord does not cancel Tenant's exercise of the Downsizing Option after Tenant's default, Tenant shall cure any default within the period of time specified in the Lease and this obligation shall survive the Downsize Date.

7.

Tenant Shall Surrender Space by Downsize. Date, in the event Tenant exercises the Downsizing Option, Tenant covenants and agrees to surrender fall and complete possession of the Downsized Space to Landlord on or before the Downsize Date vacant, broom-clean, in .good Order and condition, and, in accordance with the provisions of this Lease, and thereafter the Downsized Space shall be free and clear of all leases; tenancies, and rights of-occupancy of any entity Claiming by or through Tenant (`”Downsized Premises Obligations"). Landlord shall be permitted to inspect the Downsized '.Premises in –order to verify compliance with this Section 7 and the Lease as of-the Downsize- Date, The obligations imposed under this Section 7 shall survive the termination or expiration of the Lease.

8.

Failure to Surrender Makes Tenant a Holdover. Notwithstanding anything to the contrary in the Lease, in the event Tenant holds over with respect to the Downsized Premises past the Downsize Date: (i) Tenant shall be responsible for all of the Downsized Premises Obligations through (and including) the date Tenant vacates the Downsized Premises in accordance with the terms of this Amendment; (ii) the definitions of "Premises" and "Tenant's Proportionate Share" shall not change as described in this Amendment until the date immediately following such date that Tenant vacates the Downsized Premises; and (iii) Tenant shall be deemed to be holding over with respect to the Surrendered Premises, the terms of Section 20 of the Initial Lease shall apply to such holding over and Landlord shall be entitled to exercise or pursue any or all of its rights under the Lease, at law or in equity with respect to such holding over.

Addendum A-1

9.

No Option After Sublet or Assignment, If this Lease has been assigned or all or a portion of the Premises has been sublet, this Downsizing Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise such option during the term of such assignment or sublease.

Addendum A-1

Addendum A-1

Downsized Premises

Addendum A-:1

Addendum B

Termination Option

Notwithstanding anything to the contrary contained herein, provided that Tenant has not exercised its Downsizing Option, Tenant shall have a one-time option to terminate this Lease ("Termination Option") in accordance with the following terms and conditions:

1.

Tenant Gives Notice: If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice ("Termination Notice") of Tenant's exercise of this Termination Option, which shall be delivered on or prior to December 31, 2016. Time is of the essence with respect to Landlord's receipt of the Termination Notice and all other deadlines in this Addendum B.

2.	Termination Date. If Tenant gives the Termination Notice and complies with all the provisions in this Addendum B, the Lease shall terminate at 11:59 p.m. on September 30, 2017 (the "Termination Date).

3.

Termination Fee Must Accompany Notice. In order for such Termination Notice to be effective, it must be accompanied by the termination fee in the amount of $184,031.82, which represents the amount of Base Rent abated pursuant to. Section 3 of the Fifth Amendment, and which shall be payable only in cash or certified funds.

4.

Tenant's Obligation Survives Termination. Tenant's obligations to pay Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

5.

Owner May Cancel and Void Termination if Tenant in Default. Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option (in accordance with Paragraph 1 hereof) up to and including the Termination Date Tenant shall be in default of this Lease, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant's exercise of the Termination Option and this Lease shall continue in full force and effect for the full Lease Term hereof unaffected by Tenant's exercise of the Termination Option. If Landlord does not cancel Tenant's exercise of the Termination Option after Tenant's default, Tenant shall cure any default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

6.

Tenant Shall Surrender Space by Termination Date. In the event Tenant exercises the. Termination Option, Tenant covenants. and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and, in accordance with the provisions of this Lease, and thereafter the Premises shall be free and clear of all- leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant (`'Termination Premises Obligations"). .Landlord shall be permitted to inspect the Premises in Order to verify compliance with this Section 6 and the Lease as of the Termination Date. The obligations imposed under this Section 6 shall survive the termination or expiration of the Lease.

Addendum B-1

7.

Failure to Surrender Makes Tenant a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the Termination Date accordance with the terms hereof, Tenant, shall be deemed to be a holdover tenant from and after the Termination Date, and in such event, Tenant shall be deemed to be holding over with respect to the Surrendered Premises, the terms of Section 20 of the Initial Lease shall apply to such holding over and Landlord shall be entitled to exercise or pursue any or all of its rights under the Lease, at law or in equity with respect to such holding over.

8.

Lease Ceases after Termination. If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease as the expiration date of the Term hereof.

9.

No Option after Sublet or Assignment. If this Lease has been assigned or all or a portion of the Premises has been sublet, this Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise such option during the term of such assignment or sublease.

Addendum B-